Exhibit 23.b

                              KPMG PEAT MARWICK LLP

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS







The Board of Directors
Alternative Resources Corporation:

We consent to incorporation by reference in the registration statement dated September 25, 1996 on Form S-8 of Alternative Resources Corporation of our report dated January 25, 1996, relating to the balance sheets of Alternative Resources Corporation as of December 31, 1995 and 1994, and the related statements of operations, changes in stockholders' equity, cash flows, and financial statement schedule, for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Alternative Resources Corporation.




/s/ KPMG Peat Marwick LLP



Chicago, Illinois
September 23, 1996